Filed Pursuant To Rule 433

Registration No. 333-209926

August 17, 2016

WHAT PREVIOUS GOLD BULL MARKETS CAN TEACH US ABOUT GOLD TODAY The last bull market for gold ended in September of 2011 when prices peaked in $1,921 an ounce. After that, investors turned their focus to riskier assets, such as equities, which have staged a bull run of their own. This year’s nearly 17% rise in gold prices is prompting investors to ask whether gold is in early stages of a new, long term bull market or if it is something closer to dead cat bounce. To determine where precious metal might be heading and if a really is… READ MORE STATE STREET GLD GLOBAL ADVISIORS. SPDR* State Street Global Markets, LLC serves as the marketing agent for GLD. IMPORTANT RISK INFORMATION

IMPORTANT RISK INFORMATION Investing in GLD allows investors to take advantage of gold’s historical low correlation to stocks and bonds. Diversification does not ensure profit or guarantee against loss. There can be no assurance that a liquid market will be maintained for ETF shares. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 1-866-320-4053. Not FDIC Insured * No Bank Guarantee * May Lose Value IBG-20393 STATE STREET GLOBAL ADVISORS. SPDR State Street Global Markets, LLC serves as the marketing agent for GLD. GLD CLOSE

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.